UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 9, 2022
Summit Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
910 Louisiana Street, Suite 4200
Houston, TX 77002
(Address of principal executive office) (Zip Code)
(Registrant’s telephone number, including area code): (832) 413-4770
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SMLP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On June 9, 2022, Summit Midstream Holdings, LLC (“SMP Holdings”), a wholly owned subsidiary of Summit Midstream Partners, LP (NYSE: SMLP) (“SMLP” or “the Partnership”), SMLP, solely for the assumption of liability with respect to certain excluded claims, and Longwood Gathering and Disposal Systems, LP (“Longwood”), a wholly owned subsidiary of Matador Resources Company (“Matador”) (NYSE: MTDR), entered into a definitive agreement (the “Purchase and Sale Agreement”) providing for the sale by SMLP Holdings to Longwood of all of the equity interests in Summit Midstream Permian, LLC (“Summit Permian”), a wholly owned subsidiary of SMLP Holdings, for a cash sale price of $75.0 million, subject to customary sales price adjustments for net working capital, indebtedness and cash on hand at closing.
Summit Permian owns the Lane Gathering and Processing System, which includes approximately 45 miles of low and high pressure gathering pipeline in Eddy and Lea counties of New Mexico in the northern Delaware Basin, three compressor stations and a 60 million cubic feet per day cryogenic processing plant commissioned in December 2018.
In connection with the transaction, a subsidiary of the Partnership has agreed to release and Matador has agreed to assume take-or-pay firm capacity associated with the Lane Gathering and Processing System on the Double E Pipeline, a 1.35 billion cubic feet per day FERC-regulated interstate natural gas transmission pipeline that commenced operations in November 2021 and provides transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha hub in Texas. The Partnership is the operator of the Double E Pipeline joint venture and owns a 70% interest.
The Partnership intends to use the proceeds from the transaction to reduce outstanding borrowings under its credit facility, for general partnership purposes or future acquisitions. The Purchase and Sale Agreement contains customary representations and warranties, covenants, indemnification and termination provisions. In addition, a subsidiary of the Partnership has agreed to provide customary transition services to Longwood. The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2022.

Item 7.01 Regulation FD Disclosure
On June 9, 2022, the Partnership issued a press release announcing the disposition of the Lane Gathering and Processing System, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission, whether or not filed under the Securities Act of 1933, as amended, or the 1934 Act, regardless of any general incorporation language in such document.
Item 8.01 Other Events.
As previously disclosed in the Partnership’s Current Report on Form 10-Q for the quarter ended March 31, 2022, in order to attain its overall strategic objectives, SMLP may conduct an asset divestiture, or divestitures, at a transaction valuation that is less than the net book value of the divested asset.
As a result of the sale of the Lane Gathering and Processing System, the Partnership expects to record a non-cash impairment charge in the second quarter of 2022. The carrying value of the Lane Gathering and Processing System was approximately $160 million as of December 31, 2021.
The Partnership does not expect the impairment charge to have any impact on future operations, nor affect its liquidity, cash flows from operating activities, or compliance with the financial covenants set forth in its debt instruments.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated as of June 9, 2022.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

		By:	Summit Midstream GP, LLC (its general partner)

Dated:	June 10, 2022	/s/ William J. Mault
William J. Mault, Executive Vice President and Chief Financial Officer
2